Exhibit 5.1

1120 NW Couch Street 10th Floor

Portland, OR 97209-4128

+1.503.727.2000

+1.503.727.2222

PerkinsCoie.com

June 5, 2020

Digimarc Corporation

9405 SW Gemini Drive

Beaverton, Oregon 97008

Re: Registration Statement on Form S-3 Filed by Digimarc Corporation

Ladies and Gentlemen:

We have acted as counsel to Digimarc Corporation, an Oregon corporation (the “Company”), in connection with the preparation of and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), a registration statement on Form S-3 (the “Registration Statement”) for the registration of the sale from time to time of one or more series of the following securities by the Company (collectively, the “Securities”):

(a)	shares of the Company’s common stock, par value $0.001 per share (“Common Stock”),
(b)

shares of the Company’s preferred stock, par value $0.001 per share (“Preferred Stock”), which may be issued as part of a series established pursuant to an amendment to the Company’s articles of incorporation filed in the office of the Secretary of State of the State of Oregon in accordance with the applicable provisions of the Oregon Business Corporation Act (in each case, an “Articles Amendment”),

(c)	debt securities of the Company, which may be either senior debt securities or subordinated debt securities and either convertible or unconvertible (“Debt Securities”), and
(d)	warrants representing rights to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities (“Warrants”).

In our capacity as counsel to the Company, we have examined such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing examination and in reliance thereon, and subject to (a) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (b) completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Securities (including the due reservation of any shares of Common Stock or Preferred Stock for issuance upon conversion or exchange of any other Securities), we are of the opinion that:

1.

With respect to Common Stock, when the shares of Common Stock have been issued and delivered in accordance with the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration provided for in the agreement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

2.

With respect to Preferred Stock, when (a) the applicable Articles Amendment for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Oregon and (b) the shares of Preferred Stock have been issued and delivered in accordance with the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration provided for in the agreement, the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

3.

With respect to shares of Common Stock or Preferred Stock to be issued upon conversion of the Debt Securities or Preferred Stock, when (a) if applicable, the Articles Amendment for the shares of Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Oregon and (b) the shares of Common Stock or Preferred Stock, as the case may be, have been issued and delivered in accordance with the terms of the applicable Debt Securities or Preferred Stock, as the case may be, the shares of Common Stock or Preferred Stock will be validly issued, fully paid and non-assessable.

4.

With respect to Debt Securities to be issued under one or more indentures (each, an “Indenture”), when (a) the terms of the Debt Securities have been established in accordance with the Indenture, (b) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (c) the Indenture and the applicable supplement thereto, if any, has been duly authorized and validly executed and delivered by  the Company and the trustee thereunder, and (d) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration provided for in the agreement, the Debt Securities will constitute legal, valid and binding obligations of the Company.

5.

With respect to the Warrants, when (a) a warrant agreement relating to the Warrants (the “Warrant Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Warrants have been established in accordance with the Warrant Agreement, and (c) the Warrants have been executed and delivered in accordance with the related Warrant Agreement and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration provided in the agreement, the Warrants will be legal, valid and binding obligations of the Company.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)

Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)

We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)

We do not express any opinions herein concerning any laws other than the laws in their current forms of the States of Oregon and New York and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours

/s/ PERKINS COIE LLP
PERKINS COIE LLP